Exhibit 10.4

BLOCKBUSTER INC.

AMENDED AND RESTATED

SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN

(as amended and restated through July 20, 2004)

ARTICLE 1

GENERAL

Section 1.1 Purpose.

The purpose of the Blockbuster Inc. Amended and Restated Senior Executive Short-Term Incentive Plan (the “Plan”) is to benefit and advance the interests of Blockbuster Inc., a Delaware corporation (the “Company”), by (i) granting performance-based awards (“Awards”) to selected senior executives of the Company and its subsidiaries and divisions for the contributions of such executives to the Company’s financial success and (ii) thereby motivating them to continue to make such contributions in the future.

The Company’s Senior Executive Short-Term Incentive Plan (the “Original Plan”) originally became effective upon its adoption by the Board and its approval by the sole stockholder of the Company on July 15, 1999.

Section 1.2 Administration of the Plan.

The Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”), consisting of at least such number of directors as is required from time to time to satisfy the requirements of the exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), for “qualified performance-based compensation.” In addition, each such Committee member shall satisfy the qualification requirements of Section 162(m) of the Code. The Committee shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding in all matters relating to the Plan. Subject to the terms of this Plan, the Committee shall have authority to determine the terms and conditions of all Awards granted under the Plan.

With respect to any restrictions in the Plan that are based on the requirements of Section 162(m) of the Code or any other applicable law, rule or restriction, to the extent that any such restrictions are no longer required, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such restrictions and/or to waive any such restrictions with respect to outstanding Awards.

Section 1.3 Eligibility.

The Committee may designate as participants, and may grant Awards to, employees of the Company or one of its subsidiaries or divisions who are at the level of Senior Vice President or above.

ARTICLE 2

AWARDS

Section 2.1 Terms of Awards.

The Committee shall designate Plan participants and establish in writing (i) performance goals and objectives (“Performance Targets”) for the Company (and/or any of its subsidiaries or divisions, if applicable) and (ii) target awards (“Target Awards”) for each participant, which shall be a percentage of the participant’s Salary (as defined in Section 2.2 below). The Performance Targets shall relate to the achievement of financial goals based on the attainment, during a specified performance period, of specified levels of one or more of the following measures: Operating Income; Adjusted Operating Income; Income Before Income Taxes; Adjusted Income Before Income Taxes; Net Income; and Adjusted Net Income, each as defined on Exhibit A. A “performance period” shall be a calendar year or other fiscal year of the Company or other longer or shorter period designated by the Committee. The Committee shall designate Plan participants and establish the Performance Targets and the Target Awards for each performance period not later than ninety days after the start of such period; provided, however, that, Performance Targets and Target Awards shall in no event be established after 25% of a performance period has elapsed

Section 2.2 Limitation on Awards.

The aggregate amount of all Awards to be received by any participant under the Plan for any performance period shall not exceed the amount determined by multiplying such participant’s Salary by a factor of eight. For purposes of the Plan, “Salary” shall mean (i) for any participant hired on or before December 31, 2003, the annual salary (including any deferred amounts) of the participant as of December 31, 2003; and (ii) for any participant hired after December 31, 2003, the annual salary (including any deferred amounts) of the participant on the date of such participant’s hire; provided that, for purposes of the Plan, the Salary of a participant hired after December 31, 2003 shall not be deemed to exceed the highest Salary of any participant whose Salary has been determined pursuant to clause (i) of this Section 2.2.

Section 2.3 Determination of Award.

The Committee shall, promptly after the date on which the necessary financial or other information for a particular performance period becomes available, certify whether the Performance Targets have been achieved in the manner required by Section 162(m) of the Code. If the Performance Targets have been achieved, the Awards for such performance period shall have been earned, except that the Committee may, in its sole discretion, reduce the amount of any Award to reflect the Committee’s assessment of the participant’s individual performance or for any other reason. Subject to Section 2.4, such Awards shall become payable in cash as promptly as practicable thereafter.

Section 2.4 Employment Requirement.

To be eligible to receive an Award, a participant must have remained in the continuous employ of the Company or one of its subsidiaries or divisions through the end of the applicable performance period. If (i) the Company or any subsidiary terminates a participant’s employment other than for “cause,” (ii) a participant terminates his or her employment for “good reason,” (iii) a participant becomes “permanently disabled” or (iv) a participant dies during a performance period, such participant or his or her estate, if applicable, shall be awarded, unless his or her employment agreement provides otherwise, a pro rata portion of the amount of the Award earned for such performance period, except that the Committee may, in its sole discretion, reduce the amount of such Award to reflect the Committee’s assessment of such participant’s individual performance prior to the applicable termination event or for any other reason. Unless otherwise specifically defined by an employment agreement or a benefit plan document, determinations with respect to whether a participant’s employment has been terminated for cause, for good reason or due to permanent disability shall be made by the Committee in its sole discretion.

ARTICLE 3

ADJUSTMENT OF AWARDS

In the event that, during a performance period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event, or any other extraordinary event, occurs, or any other event or circumstance occurs that has the effect, as determined by the Committee in its sole and absolute discretion, of distorting the applicable Performance Targets, including, without limitation, changes in accounting standards, the Committee may, to the extent consistent with Section 162(m) of the Code, adjust or modify, as determined by the Committee in its sole and absolute discretion, the calculation of Operating Income, Adjusted Operating Income, Income Before Income Taxes, Adjusted Income Before Income Taxes, Net Income or Adjusted Net Income or, the applicable Performance Targets, to the extent necessary to prevent reduction or enlargement of participants’ Awards under the Plan for such performance period attributable to such transaction, circumstance or event. Such adjustments shall be conclusive and binding for all purposes of the Plan.

ARTICLE 4

MISCELLANEOUS

Section 4.1 No Rights to Awards or Continued Employment.

No employee shall have any claim or right to participate in, or to receive an Award under, the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained by the Company or any of its subsidiaries.

Section 4.2 Restriction on Transfer.

The rights of a participant with respect to any Award under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution.

Section 4.3 Tax Withholding.

The Company or any subsidiary or division thereof, as appropriate, shall have the right to deduct from all payments made under the Plan to a participant, or to a participant’s beneficiary or beneficiaries if applicable, any federal, state, local or other taxes required by law to be withheld with respect to such payments.

Section 4.4 No Restriction on Right of Company to Effect Changes.

The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event involving the Company or any subsidiary or division thereof or any other event or series of events, whether of a similar character or otherwise.

Section 4.5 Source of Payments.

The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

Section 4.6 Amendment and Termination.

The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no alteration or amendment will be effective without stockholder approval if such approval is required by law. No termination or amendment of the Plan may, without the consent of the participant to whom an Award has been made, adversely affect the rights of such participant in such Award.

Section 4.7 Governmental Regulations.

The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 4.8 Headings.

The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Section 4.9 Governing Law.

The Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware without regard to conflicts of law principles and applicable federal law.

Section 4.10 Effective Date.

The Original Plan remains effective for performance periods ending on or before December 31, 2004. The Plan as amended and restated is effective for performance periods beginning on and after July 20, 2004.

EXHIBIT A

PERFORMANCE TARGET MEASURES

GAAP Based Performance Target Measures:

The following Performance Target Measures are to be determined in accordance with accounting principles generally accepted in the United States (“GAAP”):

•	Operating Income;

•	Income Before Income Taxes; and

•	Net Income.

Non-GAAP Based Performance Target Measures:

The following Performance Target Measures are based on non-GAAP financial measures and are defined as follows:

“Adjusted Operating Income” is defined as operating income plus intangible amortization and depreciation expenses, adjusted for non-cash charges. Non-cash charges may include, without limitation, the impacts to operating income of changes in accounting principles or estimates or other unusual, infrequent non-cash items.

“Adjusted Income Before Income Taxes” means income before income taxes, adjusted for non-cash charges. Non-cash charges may include, without limitation, the impacts to income before income taxes of changes in accounting principles or estimates or other unusual, infrequent non-cash items.

“Adjusted Net Income” means net income, adjusted for non-cash charges. Non-cash charges may include, without limitation, the impacts to net income of changes in accounting principles or estimates or other unusual, infrequent non-cash items.

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